Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
August 19, 2005	CONTACT:	Robert L. Schumacher (276) 326-9000
First Community Announces Branch Sale
     Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com), the holding company for First Community Bank, N.A., announced today that the Bank has entered into a definitive agreement with Sonabank, N.A. for the sale of the Bank’s branch office located in Clifton Forge, Virginia. At July 31, 2005, the office held approximately $46 million in deposits and repurchase agreements. The sale provides for the assumption of the deposits by Sonabank, N.A. and the purchase of the loans and branch banking center.
     According to CEO John M. Mendez, the decision to sell the Clifton Forge office is part of the Company’s continuing effort to increase shareholder value through the ongoing evaluation of the branch network, and will provide additional capital for continued expansion in the Company’s targeted growth markets in the Southeast.
     Based on the terms of the agreement and on the deposits outstanding at July 31, 2005, the transaction is expected to result in an estimated pre-tax gain of approximately $4 million. The transaction is expected to be completed by year-end 2005, after obtaining required regulatory approvals.
     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.97 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-three full-service banking locations, six loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N.A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC.”
DISCLAIMER
     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.